Exhibit 99.1

GTSI POSTPONES ANNUAL MEETING OF STOCKHOLDERS

FOR IMMEDIATE RELEASE: May 22, 2012

GTSI Contact: Peter Whitfield

t: 703-502-2954 e: peter.whitfield@gtsi.com

GTSI POSTPONES ANNUAL MEETING OF STOCKHOLDERS

HERNDON, VA., May 22, 2012– As previously announced, GTSI ® Corp. (NASDAQ: GTSI), a systems integration, solutions and services provider to government, entered into a definitive agreement on May 7, 2012 to be acquired through a cash tender offer at $7.75 per share by an affiliate of UNICOM® Systems, Inc. (“UNICOM”), a global information technology company and part of the UNICOM® group of companies, in a transaction with an expected total value of approximately $76.67 million.

As a result of entering into the definitive merger agreement, GTSI reminds its stockholders that it has postponed indefinitely its 2012 annual meeting of stockholders previously scheduled for May 25, 2012. This postponement was initially announced May 7, 2012 and this reminder is being issued in response to inquiries to GTSI from stockholders.

About GTSI Corp.

GTSI (NASDAQ: GTSI) is a leading provider of technology solutions and professional services to federal, state and local governments. Founded in 1983, GTSI has helped meet the unique IT needs of more than 1,700 governmental agencies nationwide. GTSI professionals draw on their deep knowledge, strategic partnerships, customer service and more than 740 industry certifications to guide agencies in selecting the most cost-effective technology available. GTSI has extensive capabilities and past performance in software development, data center, networking, collaboration, security and cloud computing solutions. In addition, GTSI’s advanced engineering, integration, support and financial services - and broad portfolio of contracts - ease the planning, purchasing and deployment of solutions, and facilitates the management of mission-critical IT throughout the lifecycle. Headquartered in Herndon, VA, GTSI has approximately 450 employees. For more information visit GTSI’s website at www.gtsi.com.

About Unicom Systems, Inc.

UNICOM® Systems, Inc., a division of the UNICOM group of companies, is a global leader in providing innovative software and solutions for the enterprise computing community. Through over three decades of continued development and commitment, UNICOM has redefined the economics and quality of automation for its customers, delivering a new era of collaboration, data management, data-warehousing, outsourcing, integration, communications and commerce.

About The UNICOM® Group www.unicomglobal.com

The UNICOM Group consists of twenty (20) entities with offices in Los Angeles, Dallas, Boston, New Hampshire, New Jersey, Germany, France, UK, Italy, Spain, Belgium and Switzerland. UNICOM focused on acquiring and integrating mature and growing mid-cap NASDAQ and London Stock Exchange AIM companies in the technology, financing, real estate, and business services. UNICOM offers deep in-house resources and flexible solutions to sellers worldwide, including privatization, core-products consolidation, IT assets alignments, management independence, integration matrix, and global business strategy.

For more information about the UNICOM® group of companies please go to

www.unicomglobal.com IBM mainframe systems products

www.macro4.com Document management solutions

www.softlanding.com IBM i software products

www.eden.com ITPowerPac solutions for Open Systems

www.illustro.com Internet enablement products

www.ietsolutions.com IT services management products

www.cics.com Outsourcing and corporate procurement

Additional Information

The tender offer for the outstanding shares of GTSI commenced on May 18, 2012. This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of GTSI. On May 18, 2012, UNICOM filed a tender offer statement on Schedule TO with the Securities and Exchange Commission, and on the same day, GTSI filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. Investors and GTSI stockholders are strongly advised to carefully read the tender offer statement (including the offer to purchase, the letter of transmittal and the related tender offer documents) and the related solicitation/recommendation statement, as they contain important information, including the various terms of, and conditions to, the tender offer. Such materials are available to GTSI’s stockholders at no expense to them and GTSI stockholders may obtain these documents for free from the Securities and Exchange Commission’s website at www.sec.gov.

GTSI and GTSI.com are registered trademarks of GTSI Corp. in the U.S. and other countries. All trade names are the property of their respective owners.